Exhibit 5.1

[Letterhead of Robinson & Cole LLP]

October 30, 2003

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

                Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

                    This opinion is furnished to FuelCell Energy, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the purpose of registering for resale 949,994 shares (the "Shares") of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"), (i) 724,708 of which (the "Basic Shares") will be issued by the Company to Foundation Capital Corporation ("Foundation") on November 3, 2003 in a share-for-share exchange in connection with the combination (the "Combination") of the Company and Global Thermoelectric Inc., a Canadian corporation ("Global"), pursuant to a certain Plan of Arrangement (the "Plan of Arrangement"), as provided for in that certain Combination Agreement (the "Combination Agreement"), dated as of August 4, 2003, between the Company and Global (or, in the alternative, which shares may be issued by the Company, from time to time, upon the exchange or redemption of 724,708 exchangeable shares ("Exchangeable Shares") that may be issued to Foundation by FCE Canada Inc., an indirect wholly-owned Canadian subsidiary of FuelCell ("ExchangeCo"), in connection with the combination), and (ii) 225,286 of which (the "Conversion Shares" and together with the Basic Shares, the "Shares") may be issued, from time to time, upon conversion of 1,000,000 outstanding Series 2 Preferred Shares issued by Global (the "Series 2 Preferred Shares").  The Combination and the Plan of Arrangement will be submitted for approval by the stockholders of the Company at a Special Meeting (the "FuelCell Meeting") to be held on October 31, 2003, for which proxies were solicited by the Board of Directors of the Company pursuant to a certain Joint Management Information Circular and Proxy Statement (the "Joint Management Information Circular and Proxy Statement") filed with the Commission on Schedule 14A on October 6, 2003; will be submitted for approval by the shareholders of Global at a Special Meeting (the "Global Meeting") to be held on October 31, 2003; and will be submitted for approval by the Court of Queen's Bench of Alberta (the "Court") at a hearing (the "Hearing") to be held on October 31, 2003.  Global will become a consolidated subsidiary of the Company upon consummation of the combination.

                We have based our opinion upon our review of such records, documents, instruments and certificates, and our examination of such questions of law, as we considered necessary or appropriate for purposes of rendering our opinion.  In connection with our opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

                This opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

                    Based upon the foregoing, and assuming that (i) the Plan of Arrangement is approved by the stockholders of the Company at the FuelCell Meeting, the Plan of Arrangement is approved by the shareholders of Global at the Global Meeting, and the Plan of Arrangement is approved by the Court at the Hearing, in each case, as contemplated in the Joint Management Information Circular and Proxy Statement, (ii) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold, (iii) the Basic Shares are issued (or, in the alternative, the Exchangeable Shares and the shares of FuelCell Common Stock underlying the Exchangeable Shares are issued) in accordance with the Plan of Arrangement and as contemplated in the Joint Management Information Circular and Proxy Statement, (iv) the Conversion Shares are issued in accordance with the Plan of Arrangement and as contemplated in the Joint Management Information Circular and Proxy Statement, (v) appropriate certificates evidencing the Basic Shares (or, in the alternative, the Exchangeable Shares) are issued, and upon exchange, redemption or conversion, as applicable, appropriate certificates evidencing the Conversion Shares (and, if applicable, the shares of FuelCell Common Stock underlying the Exchangeable Shares) will be executed and delivered, by the Company, and (vi) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued in accordance with the Plan of Arrangement and as contemplated in the Joint Management Information Circular and Proxy Statement, will be validly issued and fully paid and non-assessable.

                We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement and to the filing of this opinion as an exhibit to, and to the use of this opinion in connection with, the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/s/ Robinson & Cole LLP
                 Robinson & Cole LLP